Exhibit 99.1

January 27, 2009

Dear Stockholder:

In these uncertain economic times, we are pleased to inform you of the stability of your Bank.  In that regard, we applied for and received preliminary approval from the U.S. Department of Treasury for approximately $14 million under the Troubled Asset Relief Program Capital Purchase Program (“TARP”).  This preliminary approval was a validation of our conservative business model and we were honored to be held in such high regard.

However, after careful consideration by your Board of Directors, taking into account our current and expected capital needs, our growth projections and risk profile, we have determined not to accept any of the TARP proceeds.  In reaching this decision, the Board also considered the uncertainties and constraints (including dividend and stock repurchase restrictions) associated with the TARP.

We thank our loyal shareholders for their continued support and look forward to seeing you at the 2009 Annual Meeting of Shareholders scheduled for April 21, 2009 at McIntyre Hall, 2501 E. College Way, Mount Vernon, Washington.  A proxy statement and Annual Report will be sent to you in the coming months.

B. Marvin Omdal	Cheryl R. Bishop
Chairman	President & CEO